Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL 60181,
(630) 954-0400

FOR IMMEDIATE RELEASE:	June 22, 2009

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Herbert F. Imhoff, Jr.
Chief Executive Officer and President
Phone: (630) 954-0495 Fax: (630) 954-0595
E-mail: invest@genp.com

GENERAL EMPLOYMENT ENTERPRISES, INC. ANNOUNCES APPROVAL AT SPECIAL MEETING OF SHAREHOLDERS OF SHARE SALE TO PSQ, LLC

OAKBROOK TERRACE, IL –General Employment Enterprises, Inc. (NYSE Amex: JOB) announced that, at its special meeting of shareholders held today, General Employment’s shareholders approved (i) the previously announced sale by General Employment of 7,700,000 newly-issued shares of its Common Stock to PSQ, LLC (the “Share Purchase”) at a price of $0.25 per share pursuant to a securities purchase and tender offer agreement entered into between General Employment and PSQ on March 30, 2009, which provides for, among other things, the Share Purchase and the offer by PSQ to acquire up to 2,500,000 shares of Common Stock from General Employment’s shareholders pursuant to a cash tender offer upon the terms and conditions set forth in the agreement (the “Tender Offer”), and (ii) the change of control that will result from such Share Purchase.

General Employment expects to close the Share Purchase promptly after the expiration of the Tender Offer, which expiration is scheduled to occur on June 30, 2009. Consummation of the Share Purchase and the Tender Offer is subject to certain customary closing conditions.

About General Employment

General Employment provides professional staffing services through a network of 16 branch offices located in nine states, and specializes in information technology, accounting and engineering placements.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements and, except for statements relating to the Tender Offer described in this press release, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the acquisition of shares pursuant to the Share Purchase or the Tender Offer, the filing of documents and information with the SEC, other future or anticipated matters regarding the transactions discussed in this release and the timing of such matters. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation: (1) the risk that the conditions to the closing of the Tender Offer or the Share Purchase set forth in the securities purchase and tender offer agreement will not be satisfied, (2) changes in General Employment’s business during the period between the date of this press release and the closing,

(3) obtaining regulatory approvals (if required) for the transaction, (4) the risk that the transactions will not be consummated on the terms or timeline first announced, and (5) those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2008, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.